Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-182087,
333-182087-01 and 333-182087-2

DRYROCK ISSUANCE TRUST

Series 2012-2

The note issuance trust has prepared a preliminary prospectus supplement subject to completion dated November 7, 2012 and prospectus dated November 7, 2012 which describe the Series 2012-2 notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Series 2012-2 notes.

The issuing entity will issue Class A notes and Class B notes. The Class A notes will account for 82% of the initial stated principal amount and the Class B notes will account for 18% of the initial stated principal amount.

Ratings

The issuing entity will issue the Series 2012-2 notes only if the Class A notes are rated by the following nationally recognized statistical rating organizations as follows:

	Moody’s Investors Service, Inc.	Aaa(sf)*
	Standard & Poor’s Rating Services	AAA(SF)*

.

Barclays

BofA Merrill Lynch	Citigroup		Credit Suisse

The issuer has filed a registration statement as amended (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1(800) 326-1643 (Ext. 58700).

*An “(sf)” or “(SF)” in the credit rating denotes an identification for structured finance product ratings that was implemented by the rating agencies as of September 2010.